Psychemedics Corporation Announces a 20% Increase in Revenue and a 34% Increase in Profits for 2011 Year End

INCREASES DIVIDEND 25%

ACTON, Mass., Feb. 23, 2012 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2011. The Company also announced an increase in the quarterly dividend to $0.15 per share payable to shareholders of record as of March 5, 2012 to be paid on March 19, 2012. This will be the Company’s 62nd consecutive quarterly dividend.

The Company's revenue for the year ended December 31, 2011 was $24.1 million, an increase of 20% as compared to $20.1 million for 2010. Net income for the year ended December 31, 2011 was $3.5 million or $0.67 per share, an increase of 34% from 2010 during which the Company earned $2.6 million or $0.50 per share. Revenue for the fourth quarter was $5.5 million, an increase of 8% as compared to $5.1 million in the fourth quarter of 2010. Net income for the quarter was $438 thousand or $0.08 per share, an increase of 5% from $417 thousand or $0.08 per share for the same period of 2010.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "In 2011, sales and profits continued on the growth track. While we are very proud that we have been profitable every year since 1993, including the severe 2009 recession, our focus continues to be sales and earnings growth. The growth in 2011 can be attributed almost exclusively to the addition of new customers and introducing new programs to existing customers."

Kubacki continued: "Beyond the strong financial performance of 2011, the Company has made several investments in the future. In December, the Company received its 7th patent, which focuses on liquefying hair and releasing drugs trapped in the hair without destroying the drugs. The new patented method can be used with a broad range of immunoassay screen techniques, mass spectrometry methods, and chromatographic procedures. This patent is fundamental to hair analysis drug testing because if you cannot get the drugs out of the hair, the drugs cannot be measured. In addition, the Company received international accreditation (ISO/IEC 17025:2005) for a broad spectrum of laboratory testing including drugs of abuse and forensics in hair and urine specimens in the fourth quarter. The International Organization for Standardization/International Electrotechnical Commission (ISO/IEC) 17025 accreditation confirms international compliance and technical competence of the laboratory. This additional recognition affirms to our growing number of international clients, as well as domestic clients, that they are partnered with one of the highest quality laboratories anywhere in the world. Finally, the Company has continued to invest in Sales and Marketing with additional staff and innovative programs."

Kubacki continued: "This year also marks the Company's 25 year anniversary milestone. Since pioneering the use of hair testing for drugs of abuse over 25 years ago, Psychemedics has achieved global recognition as an innovative organization and technology leader in the field of drug testing. While the Company is proud to celebrate our history and significant achievements over the past 25 years, we look to the future for even greater success."

Kubacki concluded, "The Company's balance sheet remains strong with approximately $5.6 million in cash and cash equivalents and no long-term debt. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore, we are pleased to declare a 25% increase in our quarterly dividend to $0.15 per share. This dividend represents our sixty-second consecutive quarterly dividend.”

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is http://www.psychemedics.com/

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume sales, marketing strategies, and technological advantages) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing network, technological developments, intellectual property protection, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Contact:

Neil Lerner
Vice President Finance
(978) 206-8220
Neill@psychemedics.com

Psychemedics Corporation Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(audited)
	2011	2010	2011	2010

Revenues	$5,546,942	$5,116,237	$24,089,608	$20,108,862
Cost of revenues	2,373,511	2,034,136	9,616,985	8,067,229

Gross profit	3,173,431	3,082,101	14,472,623	12,041,633

General & administrative	1,050,280	1,435,803	3,948,706	4,195,998
Marketing & selling	1,170,567	851,547	4,116,059	2,949,739
Research & development	207,623	116,988	607,408	481,433

Total operating expenses	2,428,470	2,404,338	8,672,173	7,627,170

Operating income	744,961	677,763	5,800,450	4,414,463
Interest income	556	3,669	5,346	23,091

Net income before provision for income taxes	745,517	681,432	5,805,796	4,437,554

Provision for income taxes	307,329	264,443	2,316,513	1,823,834

Net income	$438,188	$416,989	$3,489,283	$2,613,720

Basic net income per share	$0.08	$0.08	$0.67	$0.50

Diluted net income per share	$0.08	$0.08	$0.67	$0.50

Dividends declared per share	$0.12	$0.12	$0.48	$0.48

Weighted average common shares outstanding, basic	5,235,422	5,212,479	5,229,646	5,207,244

Weighted average common shares outstanding, diluted	5,240,146	5,235,800	5,235,940	5,226,454

Psychemedics Corporation Balance Sheets (audited)
	December 31,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$5,564,233	$3,720,488
Short-term investments	--	2,018,452
Accounts receivable, net of allowance for doubtful accounts	4,490,976	3,905,821
of $169,191 in 2011 and $119,295 in 2010
Prepaid expenses and other current assets	565,508	629,036
Income tax receivable	564,083	71,786
Deferred tax assets	315,501	311,988

Total Current Assets	11,500,301	10,657,571

Fixed Assets:
Equipment & leasehold improvements	13,089,655	11,730,866
Less accumulated depreciation	(11,026,278)	(10,663,996)

Net Fixed Assets	2,063,377	1,066,870

Other assets	237,174	114,037

Total Assets	$ 13,800,852	$ 11,838,478

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$961,844	$699,833
Accrued expenses	1,321,856	1,302,370
Deferred revenue	--	16,605

Total Current Liabilities	2,283,700	2,018,808

Deferred tax liabilities, long term	482,523	72,157
Total Liabilities	2,766,223	2,090,965

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,	--	--
no shares issued or outstanding
Common stock, $0.005 par value; 50,000,000 shares authorized	29,518	29,387
5,903,552 shares issued in 2011 and 5,877,358 shares issued in 2010
Paid-in capital	28,095,946	27,764,992
Accumulated deficit	(7,009,046)	(7,987,468)
Less - Treasury stock, at cost, 668,130 shares in 2011 and 665,345 shares in 2010	(10,081,789)	(10,059,398)

Total Shareholders' Equity	11,034,629	9,747,513

Total Liabilities and Shareholders' Equity	$13,800,852	$11,838,478